Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CHAMPION ENTERPRISES HOLDINGS, LLC

The following should be read in conjunction with the Champion Holdings’ historical consolidated financial statements and related notes thereto attached as Exhibit 99.1 to Skyline Champion Corporation’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission (“SEC”) on June 14, 2018.

Certain statements in this Management’s Discussion and Analysis of Financial Condition and Result of Operations regarding the future strategy and performance of Skyline Champion Corporation are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of words such as “believe,” “expect,” “future,” “anticipate,” “intend,” “plan,” “foresee,” “may,” “should,” “will,” “estimates,” “potential,” “continue,” or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline Champion Corporation. Skyline Champion Corporation cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements including the risks and uncertainties more fully described in Exhibit 99.3 to the Current Report on Form 8-K filed with the SEC on July 13, 2018 and in other filings that Skyline Champion Corporation makes with the SEC. Investors and stockholders are also urged to read the risk factors set forth in the proxy statement carefully. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, the developments and future events concerning Skyline Champion Corporation described herein may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. Skyline Champion Corporation assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Prior to the Exchange (as defined below) Champion Enterprises Holdings, LLC (“Champion Holdings”) was a leading producer of factory-built housing in the United States (“U.S.”) and Canada. Champion Holdings served as a complete solutions provider across complementary and vertically integrated businesses including manufactured construction, company-owned retail locations, and transportation logistics services. Champion Holdings was the second largest factory-built solutions provider in North America based on revenue and marketed its homes under several nationally recognized brand names including Redman Homes, Dutch Housing, Excel Homes, Silvercrest, Titan Homes, Moduline, and SRI Homes. Champion Holdings operated 23 manufacturing facilities throughout the U.S. and five manufacturing facilities in Western Canada that primarily constructed factory-built, timber-framed manufactured and modular houses that were sold primarily to independent retailers and builders/developers, including manufactured home community operators. Champion Holdings’ retail operations consisted of 21 sales centers that sold manufactured homes to consumers primarily in the Southern U.S. Champion Holdings’ transportation business primarily engaged independent owners/drivers to transport manufactured homes and recreational vehicles throughout the U.S. and Canada.

Over the last several years, market demand for Champion Holdings’ products, primarily affordable housing in the U.S., had continued to improve. As a result, Champion Holdings had focused on operational improvements to make existing manufacturing facilities more profitable as well as executing measured expansion of its manufacturing and retail footprint.

In response to the increasing demand for factory-built housing in the U.S., Champion Holdings increased capacity through strategic acquisitions and expansions of its manufacturing footprint. Champion Holdings was focused on growing in strong HUD-markets across the U.S. as well as further expanding into the Northeast and Midwest U.S. modular housing markets. In October 2017, Champion Holdings entered into a long-term lease for two factory-built housing plants in Leesville, Louisiana that provided an opportunity for further growth. In April 2017, Champion Holdings completed the purchase of a factory-built housing plant in Mansfield, Texas, from Skyline Corporation (“Skyline”). In September 2016, Champion Holdings, through a series of transactions, completed the purchase of the assets of Innovative Building Systems, LLC and its subsidiaries (“IBS”

or “IBS Acquisition”), which included five modular manufacturing facilities and two retail sales centers in the Northeast and Midwest U.S. In January 2017, Champion Holdings restarted operations at the Liverpool, Pennsylvania location, one of the modular facilities acquired from IBS. The other former IBS facilities remained idle. In addition to these strategic acquisitions, during 2017, Champion Holdings leased and opened a manufacturing facility in Benton, Kentucky as well as reopened a previously idled facility in Topeka, Indiana. The Topeka facility began operations in February 2017. Production at the Benton facility began in August 2016.

Champion Holdings also focused on expansion of its company-owned retail operations over the last several years. Champion Holdings opened three additional retail sales centers during fiscal 2018, five during fiscal 2017 and three during fiscal 2016. Management believed retail expansion provided an opportunity to increase Champion Holdings’ presence in market segments that were not currently served through the independent retail network, which provided for expansion and increased utilization of the existing manufacturing operations.

These acquisitions and investments were part of a strategy to grow and diversify revenue with a focus on increasing Champion Holdings’ HUD and modular homebuilding presence in the U.S. as well as improving the results of operations. These acquisitions and investments are included in the consolidated results for periods subsequent to their respective acquisition dates.

Approximately 75% of Champion Holdings’ U.S. and Canadian manufacturing sales were generated from the manufacture of homes that comply with the Federal HUD-code construction standard in the U.S. During Champion Holdings’ fiscal 2018, annual industry shipments of HUD-code homes were 95,044 an 11.1% improvement over 85,550 units shipped in fiscal 2017. Champion Holdings’ HUD market share during that period was 13.9% versus 12.7% in fiscal 2017. Sales of HUD-code homes have been increasing steadily since 2009, when 50,000 HUD-code homes were sold. That year represented the lowest period of factory-built housing sales since 1959. While HUD-code factory-built home shipments have improved modestly over the past few years, the industry continues to operate at relatively low levels compared to historical shipment statistics. For instance, the long-term average for manufactured home shipments since 1960 is 224,000 units per year.

Industry shipments of modular homes in the U.S. during Champion Holdings’ fiscal 2018 totaled 14,287 units, reflecting a slight increase from shipments in the comparable period of 2017. Modular home sales across the industry have generally been stable since 2009. During fiscal 2018, approximately 16% of Champion Holdings’ U.S. manufacturing sales were modular. Champion Holdings’s modular home presence has improved due to the IBS acquisition mentioned previously.

Champion Holdings was headquartered in Troy, Michigan and was formed in 2010 as a Delaware limited liability company. Champion Holdings’ predecessor began operations in 1953.

Combination with Skyline

On January 5, 2018, Champion Holdings and Skyline entered into a Share Contribution and Exchange Agreement (“Exchange Agreement”) pursuant to which the two companies combined their operations (the “Exchange”) and changed the Company’s name to Skyline Champion Corporation. The Exchange was accounted for as a reverse acquisition under the acquisition method of accounting as provided by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”). Champion Holdings will be considered the accounting acquirer. The Exchange was completed on June 1, 2018, and therefore, the historical results of operations for Champion Holdings discussed below do not reflect the effects of the Exchange nor do they include any results of operations of Skyline.

Skyline was originally incorporated in 1959 as a successor to a business founded in 1951. Skyline designed, produced, and marketed manufactured housing, modular housing, and park models to independent dealers and manufactured housing communities located throughout the U.S. and Canada. Skyline operated eight manufacturing facilities throughout the U.S. and had headquarters operations in Elkhart, Indiana which provided administrative and operational support for their manufacturing facilities. During Skyline’s fiscal year ended May 31, 2017, they sold 3,679 manufactured homes, 313 modular homes, and 447 park model RVs. The combination of Champion Holdings’ and Skyline’s operations will position Skyline Champion Corporation for additional growth and leveraging economies of scale.

Consolidated Financial Data

	Year Ended
(Dollars in thousands)	March 31, 2018	April 1, 2017

Statement of Operations Data
Net sales	$1,064,722	$861,319
Cost of sales	887,611	717,364

Gross profit	177,111	143,955
Selling, general and administrative expenses	122,522	109,305

Operating income	54,589	34,650
Interest expense, net	4,185	4,264
Other expense	7,288	2,380

Income from continuing operations before income taxes	43,116	28,006
Income tax expense (benefit)	27,316	(23,321)

Net income from continuing operations	15,800	51,327
Gain from discontinued operations	-	(583)

Net income	$ 15,800	$ 51,910

Reconciliation of Adjusted EBITDA
Net income	$ 15,800	$ 51,910
Gain from discontinued operations	-	(583)
Income tax expense (benefit)	27,316	(23,321)
Interest expense, net	4,185	4,264
Depreciation and amortization	8,260	7,245
Foreign currency (gains) losses	(547)	3,688
Transaction costs	7,267	2,356
Gain on sale of non-operating facilities	(106)	(902)
Equity based compensation	642	608
Lower of cost or market adjustment of development inventory	1,165	-
Other	626	182

Adjusted EBITDA	$ 64,608	$ 45,447

As a percent of net sales:
Gross profit	16.6%	16.7%
Selling, general and administrative expenses	11.5%	12.7%
Operating income	5.1%	4.0%
Net income	1.5%	6.0%
Adjusted EBITDA	6.1%	5.3%

Year ended March 31, 2018 as Compared to Year ended April 1, 2017

Net Sales: The following table summarizes net sales for the years ended March 31, 2018 and April 1, 2017:

	Year Ended
(Dollars in thousands)	March 31, 2018	April 1, 2017	Change	% Change

Net sales	$ 1,064,722	$ 861,319	$ 203,403	23.6%
U.S. manufacturing and retail net sales	$ 860,488	$ 678,296	$ 182,192	26.9%
U.S. homes sold	16,140	13,187	2,953	22.4%
U.S. manufacturing and retail average home selling price	$ 53.3	$ 51.4	$ 1.9	3.7%
Canadian manufacturing net sales	$ 96,603	$ 92,631	$ 3,972	4.3%
Canadian homes sold	1,266	1,261	5	0.4%
Canadian manufacturing average home selling price	$ 76.3	$ 73.5	$ 2.8	3.8%
Corporate/other net sales	$ 107,631	$ 90,392	$ 17,239	19.1%

U.S. manufacturing facilities in operation at year end	23	22
U.S. retail sales centers in operation at year end	21	18
Canadian manufacturing facilities in operation at year end	5	5

Net sales for fiscal 2018 were $1,064.7 million, an increase of $203.4 million or 23.6% over fiscal 2017. The following is a summary of the change by operating segment.

U.S Factory-built Housing:

The U.S. Factory-built Housing segment accounted for the majority of the overall growth in net sales for fiscal 2018. Net sales of homes for both the U.S. manufacturing and retail operations increased by $182.2 million, or 26.9%, compared to net sales in fiscal 2017. The number of homes sold in fiscal 2018 increased by 2,953 units, or 22.4%, compared to fiscal 2017. This increase was attributable to several factors including: (i) increased manufacturing capacity in fiscal 2018 as a result of the footprint expansion actions in fiscal 2017; (ii) additional retail sales centers in operation during the year; (iii) Champion Holdings’ ability to generate additional output at its existing facilities to meet increasing market demand as a result of plant operating improvements; and (iv) a 3.7% increase in the average home selling price in fiscal 2018 as a result of increased market demand and pricing actions to offset the impact of rising material and labor costs. During fiscal 2018, net sales at manufacturing and retail sales centers opened during fiscal 2018 and 2017 had incremental sales of $103.6 million year-over-year as compared to fiscal 2017.

As a result of the capacity and operational improvements discussed above, Champion Holdings’ U.S. HUD market share for fiscal 2018 grew to 13.9% from 12.7% in fiscal 2017. The overall market also grew during Champion Holdings’ fiscal 2018 as shipments of factory-built HUD homes were 11.1% higher than the same period of the prior year.

Canadian Factory-built Housing:

The Canadian Factory-built Housing segment net sales increased $4.0 million in fiscal 2018, compared to fiscal 2017, primarily as the result of an increase in average selling price of 3.8% on essentially equivalent homes sold volume. Sales growth in the Canadian markets, particularly in Alberta and Saskatchewan, continued to lag increases in other markets as a result of the economic impact in Canada of reduced oil prices in recent years. The increase in average selling price is primarily a result of pricing actions to offset the effect of higher material and labor costs, similar to those impacting the U.S. Factory-built Housing segment. Additionally, during Champion Holdings’ fiscal 2018, the Canadian dollar strengthened in relation to the U.S dollar resulting in an increase in net sales of approximately $2.1 million, compared to fiscal 2017.

Although orders from customers can be cancelled at any time without penalty, and unfilled orders are not necessarily an indication of future business, Champion Holdings’ unfilled U.S. and Canadian manufacturing orders for homes at March 31, 2018 totaled approximately $155 million compared to $81 million at April 1, 2017.

Corporate/other:

Net sales for corporate/other include Champion Holdings’ transportation business and the elimination of intersegment sales. The 19.1% increase in fiscal 2018 from 2017 was driven by higher delivery activity of recreational vehicles caused by increasing industry demand.

Gross Profit: The following table summarizes gross profit for the years ended March 31, 2018 and April 1, 2017:

	Year Ended
(Dollars in thousands)	March 31, 2018	April 1, 2017	Change	% Change

Gross profit:
U.S. Factory-built Housing	$143,632	$110,418	$33,214	30.1%
Canadian Factory-built Housing	18,415	19,425	(1,010)	(5.2%)
Corporate/Other	15,064	14,112	952	6.7%

	$177,111	$143,955	$33,156	23.0%

Gross profit as a percent of net sales	16.6%	16.7%

Gross profit as a percent of net sales was 16.6% in fiscal 2018 compared to 16.7% in fiscal 2017. The following is a summary of the change by operating segment.

U.S. Factory-built Housing:

Gross profit for the U.S. Factory-built Housing segment increased by $33.2 million in fiscal 2018 compared to fiscal 2017 and improved to 16.7% as a percent of segment net sales from 16.3% in fiscal 2017. The increase was a result of a combination of the additional sales volume discussed above and higher gross margins. Although material prices and labor costs have been increasing in recent periods, Champion Holdings’ was able to offset those effects with pricing increases, operational improvements and product rationalization. Champion Holdings continued to standardize product design and material purchases which allowed for more seamless production for its supply chain and helped to mitigate the commodity inflation occurring in the marketplace. In the same effort to streamline production, Champion Holdings continued to focus on better understanding its cost structure and discontinued models and options that customers did not value. Finally, the U.S. manufacturing plants have increased output which allowed for better leverage of fixed costs.

Canadian Factory-built Housing:

Gross profit for the Canadian Factory-built Housing segment decreased by $1.0 million during fiscal 2018 compared to fiscal 2017 and declined to 19.1% as a percent of segment net sales from 21.0% in fiscal 2017. Due to general economic conditions in western Canada, the operations were not able to entirely offset the effects of commodity inflation and rising labor costs. In addition, gross profit was lower as a percent of net sales as a result of a shift in product mix.

Corporate/other:

Corporate/other gross profit increased $1.0 million in fiscal 2018 compared to fiscal 2017, however, as a percent of segment net sales decreased to 14.0% from 15.6% in fiscal 2017. The decrease was primarily the result of an increase in brokerage activity that experiences lower gross profits than traditional delivery operations.

Selling, General and Administrative Expenses: The following table summarizes selling, general and administrative expenses for the years ended March 31, 2018 and April 1, 2017:

	Year Ended
(Dollars in thousands)	March 31, 2018	April 1, 2017	Change	% Change
Selling, general and administrative expenses:
U.S. Factory-built Housing	$ 83,486	$ 67,872	$ 15,614	23.0%
Canadian Factory-built Housing	8,768	7,819	949	12.1%
Corporate/Other	30,268	33,614	(3,346)	(10.0%)

	$ 122,522	$ 109,305	$ 13,217	12.1%

Selling, general and administrative expense as a percent of net sales	11.5%	12.7%

Selling, general and administrative expenses were $122.5 million in fiscal 2018, an increase of $13.2 million from fiscal 2017. The following is a summary of the change by operating segment.

U.S Factory-built Housing:

The U.S. Factory-built Housing segment had a $15.6 million increase in selling, general and administrative expenses in fiscal 2018 as compared to fiscal 2017. The increase was primarily the result of: (i) an increase in salaries and benefits of $5.4 million, generally a result of increased compensation and administrative headcount to facilitate expanding capacity; (ii) incentive compensation, which is generally based on a measure of profitability, was $4.6 million higher in fiscal 2018 than in fiscal 2017; and (iii) other administrative costs, including professional fees, IT and sales and marketing costs, which were $1.8 million higher in fiscal 2018, generally a result of required support for growth. Although total costs were higher, as a percent of segment net sales, selling, general and administrative expenses for fiscal 2018 were 9.7% compared to 10.0% in fiscal 2017.

Canadian Factory-built Housing:

The Canadian Factory-built Housing segment had a 12.1% increase in selling, general and administrative expenses in fiscal 2018 compared to fiscal 2017. The increase was primarily due to the effect of the translation of foreign denominated cash, which has an unfavorable year-over-year impact of $0.6 million. As a percent of segment net sales, selling, general and administrative expenses for the Canadian segment was 9.1% in fiscal 2018 and 8.4% in 2017.

Corporate/other:

Selling, general and administrative costs for Corporate/other includes the Company’s transportation operations, corporate costs incurred for all segments and intersegment eliminations. The decrease of $3.3 million in fiscal 2018 from 2017 was primarily due to gains and losses on certain intercompany debt denominated in foreign currencies. In fiscal 2017, currency losses were $4.0 million compared to currency gains of $0.8 million in fiscal 2018. The intercompany debt was retired subsequent to March 31, 2018 per the terms of the Exchange Agreement. The remaining selling, general and administrative costs were higher in fiscal 2018 primarily as a result of increased incentive compensation.

Interest Expense, Net: The following table summarizes the components of interest expense, net for the years ended March 31, 2018 and April 1, 2017:

	Year Ended
(Dollars in thousands)	March 31, 2018	April 1, 2017	Change	% Change

Interest expense	$ 5,133	$ 4,646	$ 487	10.5%
Interest income	(948)	(382)	(566)	(148.2%)

Interest expense, net	$ 4,185	$4,264	$ (79)	(1.9%)

Average outstanding floor plan payable	$ 21,739	$ 16,975
Average outstanding long-term debt	$ 59,604	$ 59,980

Interest expense, net was $4.2 million in fiscal 2018, a decrease of $0.1 million from fiscal 2017. The overall change related to increases in both interest income and expense during the period that generally offset. Interest expense increased $0.5 million as a result of the increase in average outstanding borrowings on floor plan financing arrangements, despite a reduction in the weighted-average interest rate from 6.3% to 6.0%. Floor plan payables were used to finance retail inventory at company-owned retail sales centers and the increase in outstanding borrowings is consistent with the expanded footprint for the U.S. retail operations discussed above. In addition, the weighted average interest rate on outstanding long-term debt for fiscal 2018 increased to 7.2% from 6.5% in fiscal 2017 and the average rates relating to the industrial revenue bonds increased from 1.0% in fiscal 2017 to 1.5% in fiscal 2018. Interest income increased $0.6 million as a result of an increase in interest generated from a higher average cash balances on hand throughout fiscal 2018 and increased investments in short-term cash equivalents.

Other Expense: The following table summarizes other expense for the years ended March 31, 2018 and April 1, 2017:

	Year Ended
(Dollars in thousands)	March 31, 2018	April 1, 2017	Change	% Change

Other expense	$ 7,288	$ 2,380	$ 4,908	206.2%

Other expense for fiscal 2018 primarily consists of $7.2 million of legal, accounting and other transaction costs for the Exchange. Other expense for fiscal 2017 primarily consists of $1.7 million of costs for the IBS Acquisition and the acquisition of new retail sales centers, and $0.4 million of legal and accounting fees related to the disposition of Champion Holdings’ U.K. operations.

Income Tax Expense (Benefit): The following table summarizes income tax expense (benefit) for the years ended March 31, 2018 and April 1, 2017:

	Year Ended
(Dollars in thousands)	March 31, 2018	April 1, 2017	Change	% Change

Income tax expense (benefit)	$ 27,316	$ (23,321)	$ 50,637	217.1%
Effective tax rate	63.4%	(83.3%)

During fiscal 2018, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act made several changes to the U.S. Internal Revenue Code of 1986, including among other things, a reduction of the corporate income tax rate from 35% to 21%. Since Champion Holding’s fiscal year ended March 31, 2018, the current U.S. corporate income tax rate under the Tax Act was a blended rate of 31.5%. The effective tax rate in fiscal 2018 was higher than the federal statutory blended rate of 31.5%, largely attributable to the recognition of a $3.3 million foreign investment basis difference and $9.4 million of tax expense due to the deferred tax rate change as a result of the Tax Act.

The negative effective tax rate in fiscal 2017 was primarily a result of a $35.9 million income tax benefit recognized for the release of the valuation allowance on deferred tax assets in the U.S. During fiscal 2017, Champion Holdings evaluated the realizability of its deferred tax assets and determined it was more likely than not that its net deferred tax assets would be realized.

Gain from Discontinued Operations: The following table summarizes gain from discontinued operations for the years ended March 31, 2018 and April 1, 2017:

	Year Ended
(Dollars in thousands)	March 31, 2018	April 1, 2017	Change	% Change

(Gain) from discontinued operations	$ -	$ (583)	$ 583	100.0%

During fiscal 2016, Champion Holdings committed to a plan to dispose of its U.K. operations, and therefore, classified the results of operations of its U.K. subsidiaries as discontinued and the assets and liabilities as held for sale. Champion Holdings recognized a net gain on discontinued operations in fiscal 2017 of $0.6 million. The net gain includes the U.K. operating losses for the period up to the disposition and the net impact of recognizing historical cumulative adjustments upon the final disposition. The sale of the U.K. operations was completed on January 20, 2017. Prior to the disposition, Champion Holdings accounted for cumulative currency translation adjustments on invested assets and liabilities, and pension actuarial losses in accumulated other comprehensive income. Upon final disposition, $8.3 million of net cumulative gains for these items were reclassified from accumulated other comprehensive income to net income.

Adjusted EBITDA: The following table reconciles net income, the most directly comparable U.S. generally accepted accounting principles (“U.S. GAAP”) measure, to Adjusted EBITDA (as defined below), a non-GAAP financial measure, for the years ended March 31, 2018 and April 1, 2017:

	Year Ended
(Dollars in thousands)	March 31, 2018	April 1, 2017	Change	% Change

Net income	$ 15,800	$ 51,910	$ (36,110)	(69.6%)
Gain from discontinued operations	-	(583)	583	100.0%
Income tax expense (benefit)	27,316	(23,321)	50,637	(217.1%)
Interest expense, net	4,185	4,264	(79)	(1.9%)
Depreciation and amortization	8,260	7,245	1,015	14.0%
Foreign currency (gains) losses	(547)	3,688	(4,235)	(114.8%)
Transaction costs	7,267	2,356	4,911	208.4%
Gain on sale of non-operating facilities	(106)	(902)	796	88.2%
Equity based compensation	642	608	34	5.6%
Lower of cost or market adjustment of development inventory	1,165	-	1,165	N/M
Other	626	182	444	244.0%

Adjusted EBITDA	$ 64,608	$ 45,447	$ 19,161	42.2%

“N/M” indicates that the calculated percentage is not meaningful.

Adjusted EBITDA for fiscal 2018 was $64.6 million, an increase of $19.2 million over fiscal 2017. The primary driver of the change from fiscal 2017 was a $19.9 million increase in operating income which was driven by the increase in operating activities and the relative reduction in direct and indirect operating expenses as a percent of sales as discussed above.

Adjusted EBITDA is presented as a supplemental measure of the Champion Holdings’ financial performance that management believes is useful to investors, because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing Champion Holdings’ operating activities across reporting periods. Not all companies use identical calculations and, accordingly, Champion Holdings’ presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. See Adjusted EBITDA below for additional information.

Liquidity and Capital Resources

The following table presents summary cash flow information for the years ended March 31, 2018 and April 1, 2017:

	Year Ended
(Dollars in thousands)	March 31, 2018	April 1, 2017

Net cash provided by (used in):
Operating activities	$ 31,624	$ 34,289
Investing activities	(8,621)	(17,624)
Financing activities	9,130	3,694
Effect of exchange rate changes on cash and cash equivalents	586	(586)

Net increase in cash and cash equivalents – continuing operations	32,719	19,773
Net decrease in cash and cash equivalents – discontinued operations	-	(1,943)

Net increase in cash and cash equivalents	32,719	17,830
Cash and cash equivalents at beginning of period	81,012	63,182

Cash and cash equivalents at end of period	$ 113,731	$ 81,012

At March 31, 2018, total liquidity was $113.7 million, consisting of unrestricted cash and cash equivalents. Champion Holdings also had restricted cash of $22.8 million which was maintained as collateral for letters of credit issued to support industrial revenue bonds, repurchase obligations, self-insurance programs and bonding facilities. Cash balances and cash flow from operations for the next year are expected to be adequate to fund capital expenditures as well as any scheduled debt payments due during that period. The level of cash availability is projected to be in excess of cash needed to operate the business for the next year. In the event that operating cash flow is inadequate and one or more capital resources were to become unavailable, Champion Holdings would revise operating strategies accordingly.

Cash and cash equivalents increased by $32.7 million during fiscal 2018. The increase was primarily a result of cash generated by operating activities from continuing operations. Although operating income was $19.9 million higher than during fiscal 2017, cash generated from operating activities was $2.7 million lower in fiscal 2018. That overall decrease was the result of additional net cash outflows for changes in working capital items of $5.7 million, an increase in transaction fees included in other expense of $4.9 million, and $9.7 million of additional cash paid for income taxes in fiscal 2018 over fiscal 2017.

Net cash outflows resulting from the overall increase in working capital items is related primarily to increases in accounts receivable of $13.9 million, inventories of $24.8 million and other assets of $7.1 million, offset by increases in accounts payable of $7.7 million and accrued expenses of $28.1 million and a decrease in floor plan receivables of $3.4 million. Those increases are the result of higher levels of operating activities from the expansion of the U.S. Factory-built Housing segment footprint and additional manufacturing throughput.

Cash used in investing activities was $9.0 million lower in fiscal 2018 than in 2017. The decrease was a result of the cash outflow in fiscal 2017 for the acquisition of IBS of $14.3 million, offset by an additional $2.5 million of capital expenditures for the purchase of property, plant and equipment, including the Mansfield plant acquisition, in fiscal 2018 and $4.5 million less cash received in fiscal 2018 for the sale of non-operating assets.

Cash provided by financing activities was $5.4 million higher in fiscal 2018, primarily as a result of net borrowings on floor plan payables of $7.9 million. The increase in borrowings on floor plan payables is consistent with the expanded U.S. retail operations discussed above.

In the last two fiscal years ended March 31, 2018, Champion Holdings has neither declared nor paid any cash dividends to its members. Champion Holdings has previously retained earnings to support operations and to finance the growth and development of its business. Payment of any future dividends will be at the discretion of Champion Holdings’ board of managers and, prior to the completion of the Exchange, in accordance with the terms of the Exchange Agreement. As such, prior to the completion of the Exchange, Champion Holdings’ paid dividends to its members of $65.0 million.

Contractual Obligations and Commitments

The following table presents a summary of payments due by period for Champion Holdings’ contractual obligations for long-term debt, capital leases and operating leases as of March 31, 2018:

	Payments due by period: After March 31, 2018 (1)(2)
(Dollars in thousands)	Total	< 1 Year	1 to 3 Years	3 to 5 Years	> 5 Years
Term Notes due March 2020	$ 46,897	$ 400	$ 46,497	$ -	$ -
Obligations under industrial revenue bonds due 2029	12,430	-	-	-	12,430
Capital lease obligations and other debt	4	4	-	-	-
Operating leases	18,552	5,045	7,171	4,447	1,889

Total	$ 77,883	$ 5,449	$ 53,668	$ 4,447	$ 14,319

(1)   The variable interest on outstanding debt obligations is not included in the repayment information.

(2)   Based on the outstanding debt obligations and variable rates in effect at March 31, 2018, estimated annual interest expense on Champion Holdings’ term notes and industrial revenue bonds would be $3.5 million. Interest on outstanding debt obligations is paid quarterly.

Credit Facility

On March 19, 2010, Champion Holdings entered into a credit agreement (the “Credit Agreement”) with lenders that primarily included Champion Holdings’ equity holders and certain of their affiliates. In March 2015, the Credit Agreement was amended and restated (the “Amended Credit Agreement”). At the time of the amendment, Champion Holdings had outstanding reimbursement notes of $22.0 million. Under the terms of the Amended Credit Agreement, on September 19, 2015, $12.5 million of the then outstanding reimbursement notes were exchanged for term notes and the remaining $9.5 million of outstanding balance reimbursement notes were repaid.

As of March 31, 2018, the aggregate principal amount of the term notes outstanding under the Amended Credit Agreement was $46.9 million. Indebtedness under the Amended Credit Agreement was secured by substantially all assets of Champion Holdings’ U.S. operations and a pledge of 65% of Champion Holdings’ equity interests in its foreign operations. The term notes required quarterly principal payments of $0.1 million and would have matured on March 19, 2020. Obligations under the Amended Credit Agreement bore interest, based on Champion Holdings’ discretion, at either (i) a base rate plus a margin, or (ii) the London Interbank Offered Rate (“LIBOR”) plus a margin. The base rate was the greater of the administrative agent’s prime interest rate or the federal funds rate plus 0.5%. LIBOR was based on monthly LIBOR interest periods of up to one year, at Champion Holdings’ discretion. For term notes priced using the base rate, the margin was 4.5%. Term notes priced using LIBOR require that LIBOR cannot be less than 1.0%, and the margin was 5.5%.

The Amended Credit Agreement contained covenants that restricted the amount of additional debt, liens and certain payments, including equity buybacks, investments, dispositions, mergers and consolidations, among other things. Champion Holdings was in compliance with all covenants of the Amended Credit Agreement as of March 31, 2018.

Following the completion of the Exchange, on June 5, 2018, Skyline Champion Corporation entered into a credit agreement (“New Credit Agreement”) with a syndicate of banks. The New Credit Agreement provides for a revolving credit facility to Skyline Champion Corporation of up to $100.0 million, including a letter of credit sub-facility of not less than $45.0 million. Initial borrowings under the New Credit Agreement were used to repay Champion Holdings’ existing $46.9 million Term Notes and replace the existing cash collateralized stand-alone letter of credit facility.

The New Credit Agreement will mature on the fifth anniversary of the closing date and has no scheduled amortization. The interest rate under the New Credit Agreement will adjust based on the first lien net leverage of Skyline Champion Corporation. For the first two full fiscal quarters following the closing under the New Credit Agreement, the annual interest rate will be LIBOR plus 1.75% or ABR plus 0.75%, at the election of Skyline Champion Corporation. Thereafter, the interest rate will adjust based on the first lien net leverage from a high of LIBOR plus 2.25% and ABR plus 1.25% when first lien net leverage is equal to or greater than 2.00:1.00, to a low of LIBOR plus 1.50% and ABR plus 0.50% when first lien net leverage is below 0.50:1.00. In addition, Skyline

Champion Corporation will be obligated to pay a commitment fee ranging between 0.40% and 0.25% (depending on first lien net leverage) in respect of unused commitments under the New Credit Facility.

Letter of Credit Facility

Prior to entering into the New Credit Agreement, Champion Holdings provided letters of credit issued by a commercial bank under a separate stand-alone facility (the “L/C Facility”) collateralized with restricted cash equaling 101% of the issued letters of credit. At March 31, 2018, letters of credit issued under the stand-alone facility totaled $22.6 million and were secured by $22.8 million of restricted cash. Champion Holdings was required to pay annual fronting and administrative fees of approximately 1.1% of the outstanding letters of credit under the L/C Facility. This facility has been replaced with a letter of credit sub-facility under the New Credit Agreement.

Industrial Revenue Bonds

Obligations under industrial revenue bonds are supported by letters of credit and bear interest based on a municipal bond index rate. The industrial revenue bonds require lump-sum payments of principal upon maturity in 2029.

Floor Plan Payable

At March 31, 2018, Champion Holdings had outstanding borrowings on floor plan financing arrangements of $29.8 million. Champion Holdings’ retail operations utilized floor plan financing to fund the acquisition of manufactured homes for display or resale. Total available borrowings under the arrangements as of March 31, 2018 were $43.0 million. Borrowings were secured by the homes acquired and were required to be repaid when Champion Holdings sells the financed home to a customer.

Contingent Obligations

Champion Holdings had contingent liabilities and obligations at March 31, 2018, including surety bonds and letters of credit totaling $30.4 million and $22.6 million, respectively. Additionally, Champion Holdings was contingently obligated under repurchase agreements with certain lending institutions that provide floor plan financing to independent retailers. The contingent repurchase obligation as of March 31, 2018, was approximately $140.1 million, without reduction for the resale value of the homes. See “Critical Accounting Polices – Reserve for Repurchase Commitments” below.

Champion Holdings had provided various representations, warranties and other standard indemnifications in the ordinary course of its business in agreements to acquire and sell business assets and in financing arrangements. Champion Holdings was subject to various legal proceedings and claims that arise in the ordinary course of its business.

In the normal course of business, Champion Holdings’ subsidiaries historically provided certain parent company guarantees to two Champion Holdings U.K. customers. These guarantees provide contractual liability for proven construction defects up to 12 years from the date of delivery of the units. The guarantees remain a contingent liability of Champion Holdings, subsequent to the disposition of the U.K. operations, which declines over time through October 2027. As of the date of this report, no claims have been reported under the terms of the guarantees.

Champion Holdings guaranteed a portion of its customers’ floor plan obligations beyond the customary repurchase arrangements discussed previously. Champion Holdings had agreed to guarantee from 3% to 50% of certain retailers’ outstanding loans to a Floor Plan Lender. At March 31, 2018, those guarantees totaled $1.4 million, of which, $1.4 million was outstanding. These obligations are not included in Champion Holdings’ consolidated balance sheet and are collateralized by the related homes.

Management believes the ultimate liability with respect to these contingent obligations will not have a material effect on Champion Holdings’ consolidated financial position, results of operations or cash flows.

Incentive Compensation Plan

Champion Holdings has a liability-based award for certain members of management that is payable upon achievement of defined performance conditions. At March 31, 2018, the achievement of the performance conditions had not been deemed probable, and therefore, Champion Holdings has not recorded a liability. Under the terms of the award, a cash-based benefit will materialize pursuant to the terms of the award based on the achievement of certain metrics, which will be recognized as compensation expense if the performance conditions become probable.

Adjusted EBITDA

Champion Holdings defines Adjusted Earnings Before Interest Taxes and Depreciation and Amortization (“Adjusted EBITDA”) as net income or loss plus (a) the provision for income taxes, (b) interest expense, net, (c) depreciation and amortization, (d) gain or loss from discontinued operations, (e) foreign currency gains and losses, (f) equity based compensation, (g) non-cash restructuring charges and impairment of assets, and (h) other non-operating costs including those for the acquisition and integration or disposition of businesses and idle facilities. Adjusted EBITDA is not a measure of earnings calculated in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and should not be considered an alternative to, or more meaningful than, net income or loss prepared on a U.S. GAAP basis. Adjusted EBITDA does not purport to represent cash flow provided by, or used in, operating activities as defined by U.S. GAAP, which is presented in the Statement of Cash Flows. In addition, Adjusted EBITDA is not necessarily comparable to similarly titled measures reported by other companies.

Champion Holdings believes Adjusted EBITDA is useful to an investor in evaluating operating performance for the following reasons:

•	Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest income and expense, taxes, depreciation and amortization and equity-based compensation, which can vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired; and

•	analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry.

Champion Holdings’ management used Adjusted EBITDA:

•	for planning purposes, including in the preparation of our internal annual operating budget and periodic forecasts;

•	in communications with the board of managers and investors concerning financial performance;

•	as a significant factor in determining bonuses under management’s annual incentive compensation program; and

•	as a measure of operating performance used to determine the ability to provide cash flows to support investments in capital assets, acquisitions and working capital requirements for operating expansion and large construction projects.

Critical Accounting Policies

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Assumptions and estimates of future earnings and cash flow are used in the periodic analyses of the recoverability of goodwill, intangible assets, deferred tax assets and property, plant and equipment. Historical experience and trends are used to estimate reserves, including reserves for self-insured risks, warranty costs and wholesale repurchase losses. Following is a description of each accounting policy requiring significant judgments and estimates.

Revenue Recognition

For manufacturing shipments to independent retailers and builders/developers, sales revenue is generally recognized when wholesale floor plan financing or retailer credit approval has been received, the home is shipped, and title is transferred. As is customary in the factory-built housing industry, a significant portion of Champion Holdings’ manufacturing sales to independent retailers were financed under floor plan agreements with financing companies (“Floor Plan Lenders”). Payment for floor plan sales is generally received 5 to 10 business days from the date of invoice.

In connection with the floor plan programs, Champion Holdings generally had separate agreements with the Floor Plan Lenders that required Champion Holdings to repurchase homes upon default by the retailer and repossession of the homes by the Floor Plan Lender. These repurchase agreements were applicable for various periods of time, generally up to 24 months after the sale of the home to the retailer. However, certain homes are subject to repurchase until the home is sold by the retailer. The repurchase price is generally equal to the lesser of (i) the unpaid balance of the floor plan loans or (ii) the original loan amount less any contractual installment payments made prior to the repurchase, plus certain administrative costs incurred by the Floor Plan Lender to repossess the homes, less the cost of any damage, missing parts or accessories, which are the responsibility of the Floor Plan Lender. Champion Holdings accrues estimated losses for these repurchase obligations at the time a home is sold. For additional information, see “Reserve for Repurchase Commitments” below.

For retail sales to consumers from Champion Holdings’-owned retail sales centers, sales revenue was recognized when the home has been delivered, set up and accepted by the consumer; title has transferred; and either funds have been received from the finance company or directly from the home buyer, depending on the nature of the transaction.

Champion Holdings recognized revenue and related cost of sales for long-term construction contracts under the percentage-of-completion method. Management estimated the stage of completion on each construction project based on contract milestones and costs incurred. Billed and unbilled revenue on long-term construction contracts was included in trade accounts receivable.

Sales revenue was reported net of applicable sales tax.

Reserves for Self-Insured Risks

Champion Holdings was self-insured for a significant portion of its general insurance, product liability, workers’ compensation, auto, health and property insurance. Insurance coverage was maintained for catastrophic exposures and those risks required to be insured by law. Champion Holdings was liable for the first $150,000 of incurred losses for each workers’ compensation and auto liability claim and is responsible for losses up to the first $500,000 per occurrence for general, product liability, and property insurance. Generally catastrophic losses were insured up to $100 million. The health plan was subject to a stop-loss limit of $300,000 per occurrence. Estimated self-insurance costs are accrued for all expected future expenditures for reported and unreported claims based on historical experience.

Warranty Reserves

Champion Holdings’ factory-built housing operations generally provided each retail homebuyer or builder/developer with a 12-month warranty from the date of retail purchase. Estimated warranty costs were accrued as cost of sales at the time of sale. Warranty provisions and reserves were based on estimates of the amounts necessary to settle existing and future claims on homes sold as of the balance sheet date. Factors used to calculate the warranty obligation included the estimated number of homes still under warranty and the amount and timing of historical costs incurred to service homes.

Champion Holdings had recorded a liability for estimated future warranty costs relating to homes sold, based upon assessment of historical experience factors. Factors used in the estimation of the warranty liability include the estimated amount of homes still under warranty including homes in retailer inventories, homes purchased by consumers still within the 12-month warranty period, the timing in which work orders were completed and the historical average costs incurred to service a home.

Construction defect claims may arise during a significant period of time after product completion. Although general liability insurance and reserves for such claims were maintained, based on assessments as described previously, which had been adequate, there can be no assurance that warranty and construction defect claims will remain at current levels or that such reserves will continue to be adequate. A large number of warranty and construction defect claims exceeding current levels could have a material adverse effect on the results of operations.

Impairment of Long-Lived Assets

It is Champion Holdings’ policy to evaluate the recoverability of property, plant and equipment whenever events and changes in circumstances indicate that the carrying amount of assets may not be recoverable, primarily based on estimated selling price, appraised value or projected undiscounted future cash flows.

Income Taxes and Deferred Tax Assets

Champion Holdings is not subject to income taxes but is treated as a partnership for U.S. tax purposes, and therefore, its income or loss is passed through to its equity members. Champion Holdings’ U.S. and foreign subsidiaries are subject to income taxes in their respective tax jurisdictions.

Deferred tax assets and liabilities are determined based on temporary differences between the financial statement amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance is provided when Champion Holdings determines that it is more likely than not that some or all of the deferred tax assets will not be realized. During fiscal 2017, considering all available evidence, Champion Holdings concluded that it was more likely than not that its U.S. deferred tax assets would be realized. As a result, the valuation allowance that had previously been provided with respect to the net deferred tax assets in the U.S. was released.

Reserve for Repurchase Commitments

As is customary in the factory-built housing industry, a significant portion of the manufacturing operations’ sales to independent retailers are made pursuant to repurchase agreements with lending institutions that provide wholesale floor plan financing to the retailers. Certain homes sold pursuant to repurchase agreements are subject to repurchase, generally up to 24 months after the sale of the home to the retailer. Certain other homes sold pursuant to repurchase agreements are subject to repurchase until the home is sold by the retailer. For those homes with an unlimited repurchase period, Champion Holdings’ risk of loss upon repurchase declines due to required monthly principal payments by the retailer. After 24 or 30 months from the date of Champion Holdings’ sale of the home, the risk of loss on these homes is low, and by the 46th month, most programs require that the home be paid in full, at which time Champion Holdings no longer has risk of loss. Pursuant to these agreements, during the repurchase period, generally upon default by the retailer and repossession by the financial institution, Champion Holdings is obligated to repurchase the homes from the Floor Plan Lender. The contingent repurchase obligation as of March 31, 2018, was estimated to be approximately $140.1 million, without reduction for the resale value of the homes. Losses under repurchase obligations represent the difference between the repurchase price and net proceeds from the resale of the homes, less accrued rebates, which will not be paid. Losses incurred on homes repurchased have been insignificant in recent periods. The reserve for estimated losses under repurchase agreements was $0.7 million at March 31, 2018.

Retailer Volume Rebates

Champion Holdings’ factory-built housing operations sponsor volume-based rebate programs under which sales to retailers and builders/developers can qualify for cash rebates. Rebates are generally based on the level of sales attained during a 12-month period and are accrued at the time of sale. Rebates are included as a reduction of net sales in the consolidated statements of operations.

Off Balance Sheet Arrangements

Off balance sheet arrangements at March 31, 2018, consisted of the contingent repurchase obligation totaling approximately $140.1 million, letters of credit totaling $22.6 million, and surety bonds totaling $30.4 million. The letters of credit were backed by restricted cash included in Champion Holdings’ consolidated balance sheet. See “Contractual Obligations and Commitments – Contingent Obligations” and “Critical Accounting Policies – Reserve for Repurchase Commitments” above for more information related to off balance sheet arrangements.

Related Party Transactions

Champion Holdings was party to a management agreement with its lead investors pursuant to which it paid an annual fee of $1.5 million plus reimbursable expenses. Under the agreement, the lead investors provided management, consulting, financial and other advisory services to Champion Holdings. The management fee agreement was terminated in connection with the completion of the Exchange with Skyline. No fees were due or payable under the management fee agreement following its termination.

Inflation

Inflation has not had a material effect on profitability during the past three years. Commodity prices, including lumber, have fluctuated in recent years, but increases have generally been passed on to customers or mitigated through working with supply chain partners. However, sudden increases in specific costs, as well as price competition, can affect the ability to pass on costs and adversely impact results of operations. Therefore, there is no assurance that inflation or the impact of rising material costs will not have a significant impact on revenue or results of operations in the future.

Seasonality

The housing industry is affected by seasonality, which includes factory-built homes. Sales during the period from March to November are traditionally higher than other months. As a result, quarterly results of a particular period are not necessarily representative of the results expected for the year.

Recently Issued Accounting Standards

In May 2017, the FASB issued ASU 2017-09 Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting, to clarify which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. This ASU is effective for annual periods beginning after December 15, 2017. This ASU will be applied prospectively when changes to the terms or conditions of a share-based payment award occur.

In August 2016, the FASB issued ASU 2016-15 (Topic 230), Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments. This ASU adds or clarifies guidance on the classification of certain cash receipts and payments in the statement of cash flows. As a result of the Exchange, this ASU is effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods, with early adoption permitted. Champion Holdings does not expect this ASU to have a material impact on its operations and its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. A lessee should recognize in the consolidated balance sheet a liability to make lease payments (the lease liability) and an asset representing its right to use the underlying asset for the lease term. The recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from previous requirements. As a result of the Exchange, this ASU is effective for fiscal years beginning after December 31, 2018, or Champion Holdings’ fiscal year commencing March 31, 2019. Modified retrospective application and early adoption is permitted. Champion Holdings is currently assessing the impact the adoption of this standard will have on its operations and its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The guidance prescribes a single, common revenue standard that replaces most existing revenue recognition guidance in U.S. GAAP. The standard outlines a five-step model whereby revenue is recognized as performance obligations within a contract as these steps are satisfied. The standard also requires new, expanded disclosures regarding revenue recognition. Several ASUs have been issued since the issuance of ASU 2014-09. These ASUs, which modify certain sections of ASU 2014-09, are intended to promote a more consistent interpretation and application of the principles outlined in the standard. As a result of the Exchange, this guidance is effective for annual reporting periods beginning after December 15, 2017, or Champion Holdings’ fiscal year commencing April 1, 2018. Champion Holdings is finalizing its review of the impact of adopting this standard and is developing and executing a comprehensive implementation plan. Reviews of a significant portion of commercial contracts have been completed and changes to processes and internal controls are being identified to meet the standard’s reporting and disclosure requirements. At this time, Champion Holdings does not believe that this standard will have a material effect on its revenues, results of operations or financial position. Champion Holdings expects to make additional disclosures related to the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers as required by the new standard. Champion Holdings currently plans to adopt the new standard using the modified retrospective approach.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

Debt obligations under the Amended Credit Agreement were subject to variable rates of interest based on LIBOR, the administrative agent’s prime rate or the U.S. federal funds rate. A 100 basis point increase in the underlying interest rate would result in an additional annual interest expense of approximately $0.5 million, assuming average related debt of $46.9 million, which was the amount of outstanding borrowings on the term notes at March 31, 2018.

Obligations under industrial revenue bonds were subject to variable rates of interest based on a municipal bond index rate. A 100 basis point increase in the underlying interest rates would result in additional annual interest expense of approximately $0.1 million, assuming average related debt of $12.4 million, which was the amount of outstanding borrowings on industrial revenue bonds at March 31, 2018.

Obligations under floor plan financing arrangements were subject to variable rates of interest based on terms negotiated with the Floor Plan Lenders. A 100 basis point increase in the underlying interest rates would result in additional annual interest expense of approximately $0.3 million, assuming average related floor plan borrowings of $29.8 million, which was the amount of outstanding borrowings on floor plan financing at March 31, 2018.

Champion Holdings’ approach to interest rate risk was to balance borrowings between fixed rate and variable rate debt as management deems appropriate. At March 31, 2018, Champion Holdings’ borrowings under the Term Loans, industrial revenue bonds and floor plan financing arrangements were all at variable rates. Borrowings under the New Credit Agreement will also be at variable interest rates.

Foreign Exchange Risk

Champion Holdings was exposed to foreign exchange risk with its factory-built housing operations in Canada. The Canadian operations had fiscal 2018 net sales of $124.0 million Canadian dollars. Assuming future annual Canadian net sales equal to fiscal 2018, a change of 1.0% in exchange rates between the U.S. and Canadian dollars would change consolidated sales by $1.2 million. Net income of the Canadian operations would also be affected by changes in exchange rates. Champion Holdings also had foreign exchange risk for cash balances maintained in Canadian dollars that are subject to fluctuating values when exchanged into U.S. dollars. Champion Holdings does not financially hedge its investment in the Canadian operations or in Canadian denominated bank deposits.